Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Signs Definitive Agreement to Acquire Sessions Cannabis, One of Canada’s Largest Cannabis Retail Franchisors

-	Transformative Acquisition Creates the Largest, Global and Publicly Traded Cannabis Franchise Company
-	Sessions Cannabis Generates Approximately CA$70 Million in Annual Systemwide Sales With 43 Stores Currently Open

PHOENIX (May 25, 2022) — Item 9 Labs Corp. (OTCQX: INLB) (the “Company”) — a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products — announced today that it has signed a definitive agreement to acquire Sessions Cannabis (“Sessions”), one of Canada’s largest cannabis retail franchisors.

“This is a transformative acquisition that fast-tracks our entry into the Canadian market and brings tremendous value to our shareholders,” said Item 9 Labs Corp. CEO Andrew Bowden. “With an exponential increase in store count across North America, this acquisition would transition us from being a multi-state operator to an international cannabis company and the largest global cannabis franchisor. The potential to accelerate growth through both franchising and additional opportunistic acquisitions is immense. This is simply the first step to much deeper market penetration, both in Ontario and other provinces.”

Founded in 2019, Sessions currently has 43 stores throughout the Province of Ontario, the majority of which are located in prime retail shopping centers, typically anchored by national tenants such as Costco, Walmart, well-known grocers, quick service restaurants and more. The Ontario-based business has a franchise system comprised of 18 franchisees, the majority of which are multi-unit owners, and plans to continue its growth across Canada with multiple openings already planned for this year. Sessions also anticipates it will continue its consistently strong performance.

Item 9 Labs Corp. acquired ONE Cannabis Group (“OCG Inc.”) in March 2021, the parent company to U.S. cannabis dispensary franchise, Unity Rd. – marking the Company the first national vertically integrated cannabis dispensary franchisor. The combination of the Unity Rd. franchise system—which currently has 20-plus partners developing more than three dozen stores across 10-plus U.S. states—with Sessions makes Item 9 Labs Corp. the largest global and publicly traded cannabis franchise company.

Canada, the world’s second-largest cannabis market, brought in CA$3.9 billion in cannabis sales in 2021, a 50 percent year-over-year growth, according to federal data agency Statistics Canada. Ontario is the country’s largest cannabis market with CA$1.47 billion in 2021 sales. According to BDSA, the Canadian market is expected to climb to CA$4.7 billion in 2022 and nearly CA$6.3 billion by 2026.

“The Canadian cannabis market has grown tremendously over the past few years, and we have certainly felt that impact and benefitted from first-mover advantage in several markets,” said Steven Fry, CEO and co-founder of Sessions, noting that Sessions’ locations that have been open for more than a year see an average annual revenue of CA$2.46 million. “We have amazing multi-unit franchisees and a solid franchise system that is dedicated to their success, but to further innovate within the industry and expand our reach, we need the right partner. We believe we have found that with Item 9 Labs Corp. and their franchise brand, Unity Rd.”

The Company’s Chief Franchise Officer Mike Weinberger agrees with Fry that this is the perfect synergy. He added, “From the brand values and education-first approach with customers to the rock-solid franchise program Steven and his team have built, there are several similarities across Sessions and our Unity Rd. franchise brand. This is a huge opportunity for Item 9 Labs Corp. and further solidifies our mark as leaders in cannabis franchising.”

The Company’s merger and acquisition activities for the 2022 calendar year have ramped up quickly. Item 9 Labs Corp. acquired a dispensary license and storefront in North Denver, Colorado and recently signed an Asset Purchase Agreement (“APA”) for a medicinal and recreational dispensary and cultivator, The Herbal Cure, also located in Denver. Colorado is among the top markets where Item 9 Labs Corp. is actively seeking acquisitions of cannabis dispensaries.

“We are serious about accelerating our growth and opening the doors for more prospective entrepreneurs to enter the complex cannabis space, and it is reflected in our merger and acquisition activity,” said the Company’s Vice President of Mergers & Acquisitions, Mark Busch. “Acquiring one of Canada’s largest cannabis retailers is a great milestone for our team and demonstrates our ability to close large transactions.”

The closing of this acquisition is subject to customary closing conditions, details of which can be found in the Company’s 8k filing on May 24, 2022.

Invest in Item 9 Labs Corp. at keepcannabislocal.com. For more information about the Company and its brands, visit item9labscorp.com.

For potential merger and acquisition opportunities, contact Mark Busch at acquisitions@item9labs.com.

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space by up to 640,000-plus square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit investors.item9labscorp.com/.

About Sessions Cannabis

Sessions Cannabis is a community focused retailer selling safe, Health Canada regulated cannabis. Sessions is one of Ontario’s first brick and mortar cannabis retailers with multiple locations in Ontario. The company’s mission is to bring people together by providing a retail experience that is inviting, comfortable and educational. More information can be found at www.sessions.ca.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:

Item 9 Labs Corp.

Jayne Levy, VP of Communications

Jayne@item9labs.com

Investor Contact:

Item 9 Labs Corp.

800-403-1140

Investors@item9labscorp.com